Bond Labs Achieves Turnaround; Generating Record 2011 Results

Press Release: Tuesday, January 31, 2012, 10:00 am

OMAHA, Neb.--(BUSINESS WIRE)-- Bond Laboratories, Inc. (OTCBB:), a national provider of innovative and proprietary nutritional supplements for health conscious consumers marketed primarily through its wholly owned operating division, NDS Nutrition Products (“NDS”), today announced preliminary results from operations for the year ended December 31, 2011 capping an exciting year marked by numerous significant achievements. Key milestones include:

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Posted record revenue of $12.1 million for the year ended December 31, 2011 as compared to $8.1 million for the year ended December 31, 2010, an increase of $4 million or 48.4%.

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Achieved positive net income of almost $600,000 and cash provided by operations of more than $100,000 for the period ended December 31, 2011, as compared to a net loss of $3.2 million and cash used in operations of $1.9 million for the year ended December 31, 2010. These milestones are particularly noteworthy for the Company, which had never before posted profitable annual results or similarly generated positive cash flow from operations.

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Ended the year debt-free other than its existing credit line, which the Company expanded but did not draw down on during the year.

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Managed to dramatically grow revenue, expand its distribution footprint, eliminate debt, and maintain its track record of innovation with the introduction of many exciting new products without raising any additional equity or debt capital during the year.

“2011 has been a transformational year for Bond Labs as we continue to execute our strategy and focus on our vision of providing our customers with innovative and highly-effective solutions for weight-loss, general nutrition and sports performance that consistently exceed expectations,” stated John Wilson, Bond Labs’ Chief Executive Officer. “Achieving profitability was an important milestone for Bond Labs as we seek to build on our recent success made possible by an intensely brand-loyal and expanding customer base. I am excited about the future of our industry with an emphasis on Bond Labs’ role and position in the approximately $24B annual domestic market for nutritional supplements. I look forward to continuing our growth trend through both domestic and international expansion in 2012, and remain extremely excited about the Company’s prospects for the year ahead,” concluded Mr. Wilson.

The results referenced herein are unaudited, preliminary and remain subject to potential adjustment. Final audited financial results will be included in our Annual Report on Form 10-K for the year ended December 31, 2011, which will be filed with the Securities and Exchange Commission on or before March 30, 2012.

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 50 brands of energy, sports and dietary supplements. These products are sold directly through specialty health and nutrition retailers, including top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Forward-Looking Statement:

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release.  Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; the Company’s ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs; and the outcome of the Company’s pending litigation with the U.S. Department of Labor and our former President alleging violations of certain unlawful employment practices in connection with his separation from the Company.  Many of these risks and uncertainties are beyond the Company's control.  Reference is made to the discussion of risk factors detailed in The Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact

Surety Financial Group, LLC

Bruce Weinstein

410-833-0078

Source: Bond Laboratories, Inc.